FOR IMMEDIATE RELEASE

CONTACT:	Christopher Reed, Founder and CEO
310.217.9400 ext. 10

John Mills, Integrated Corporate Relations
310.954.1105• jmills@icrinc.com

REED’S INC ANNOUNCES THIRD QUARTER 2007 FINANCIAL RESULTS

--THIRD QUARTER NET SALES INCREASE APPROXIMATELY 40% YEAR-OVER-YEAR--

Los Angeles, CA ― November 14, 2007 ― Reed’s, Inc. (OTC BB: REED), today announced its financial results for the third quarter and nine months ended September 30, 2007.

Nine Month 2007 Financial Highlights:

•	Net Sales increased 31% to approximately $10.4 million compared to the same period last year
•	Gross Profit increased 34.9% to approximately $2.0 million
•	Gross Profit Margin increased 60 basis points to 19.5%

“Our strong third quarter results reflect our continued ability to increase brand awareness by investing in our sales and marketing efforts, expanding our product offering and adding additional points of distribution,” commented Chris Reed, Founder and Chief Executive Officer. “During the third quarter, we achieved year-over-year sales growth of approximately 40%, which was led by the strength in our core Reed’s and Virgil’s brands. We are very pleased with this revenue growth as it is indicative of the traction our executive sales team is making. During the third quarter, we entered two new markets including the greater Boston Area with Burke Distributing Corporation and Colorado with New Age Beverage, as well as expanded our presence in existing markets.”

Mr. Reed continued, “Our growth strategy has many facets which includes leveraging our position as the number one soft drink in the natural foods channel to the mainstream channel. This growth strategy requires that we expand our points of distribution in order to partner with national and regional chain accounts, such as grocery stores, convenient stores and drug stores. As such, we will continue to invest in our sales and marketing efforts through the addition of key sales personnel from major beverage companies in order to further expand our distribution network. We are optimistic about our future prospects and are on track to enter ten additional markets in the second half of 2007.”

Mr. Reed continued, “A major component to our future growth strategy will be establishing Reed’s as a global brand. While we are early in our international expansion efforts, we see tremendous opportunity to increase our international presence through additional points of distribution within select international markets including Mexico, Latin America, Europe, India and the Asia Pacific region.”

Mr. Reed concluded, “We remain committed to strengthening our leadership efforts and believe we have established a talented and capable management team to execute on our significant future growth prospects. Subsequent to the third quarter, we announced the addition of David Kane as CFO, who will be instrumental in strengthening our financial strategic direction. With the addition of David, I believe our executive team is largely in place and I look forward to working closely with David and the rest of the executive team to establish Reed’s as the leading brand within the high-growth, “New Age” beverage category.”

Third Quarter 2007 Results

For the quarter ended September 30, 2007, net sales increased 39.8% to $3,881,328 from $2,775,955 for the same period in the prior year. Sales growth was driven by an 82.3% increase in the Company’s Virgil’s product line and a 14.9% increase in the Company’s Reed’s Ginger Brews product line. The strong growth within the Virgil’s product line was due to an increase in sales of the Virgil’s 5 liter party keg and the introduction of Virgil’s diet soda line.

Gross profit for the quarter ended September 30, 2007 increased 25.2% to $798,273, or 20.6% of sales, from $637,353, or 23.0% of sales for the prior year period. The decline in gross margin was primarily due to increased prices at the Company’s main co-pack production facility implemented in July 2007 which adversely impacted gross margins. The decline in gross margin was partially offset by ongoing product mix shift and reduced freight costs. The Company is currently evaluating alternative co-pack production facilities to reduce its co-pack production costs, its largest expense, and expects to reach arrangements with alternative co-pack facilities by the end of the first quarter of 2008.

Operating expenses for the quarter ended September 30, 2007 increased 150.4% to $2,318,723, from $926,119 for the prior year period. The increase in general, administrative and selling expenses was primarily due to building out the infrastructure to support the anticipated growth in sales and production capacities. Specifically, this resulted in increased salaries and commissions in the Company’s sales and sales support staff, higher advertising and promotional expense and increased general and administrative expense resulting from higher legal and accounting expenses associated with being a public company and costs of additional support in the form of personnel and computer systems. These increased costs were partially offset by the elimination of rescission offer expenses in 2007, which were incurred in the third quarter of 2006.

For the quarter ended September 30, 2007, interest expense decreased to $51,407 compared to interest expense of $112,197 in the third quarter of 2006. Interest expense decreased in the third quarter of 2007 principally due to the pay down of the Company’s lines of credit and certain long-term debt.

The net loss attributable to common stockholders for the quarter ended September 30, 2007 was $1,525,959 compared to a net loss attributable to common stockholders of $400,963 for the quarter ended September 30, 2006. The net loss per share attributable to common stockholders - basic and fully diluted was $0.18 for the three months ended September 30, 2007 and $0.08 for the three months ended September 30, 2006.

For the quarter ended September 30, 2007, cash and cash equivalents were $2,399,060, working capital was $5,601,953, total debt (including long-term debt and obligations on lines of credit) was $802,111, stockholders’ equity was $9,837,607 and the accumulated deficit was $8,236,864.

Inventory for the quarter ended September 30, 2007 was $3,292,720, an increase of 117.9% from $1,511,230 at December 31, 2006. The growth in inventory reflects the Company’s strategy to create increased flexibility to meet demand as the Company increases points of distribution within new and existing markets.

Nine Months Ended September 30, 2007 Results

For the nine months ended September 30, 2007 net sales increased 31.0% to $10,366,378 from $7,913,045 for the same period in the prior year. Sales growth was driven by a 66.1% increase in Company’s Virgil’s product line and a 12.1% increase in the Company’s Reed’s Ginger Brews product line.

Gross profit for the nine months ended September 30, 2007 increased 34.9% to $2,018,323, or 19.5% of sales, from $1,495,702, or 18.9% of sales for the prior year. The improvement in gross margin was primarily the result of ongoing product mix shift and reduced freight costs partially offset by increased prices at the Company’s main co-pack production facility implemented in July 2007.

Operating expenses for the nine months ended September 30, 2007 increased 83.3% to $4,660,483, from $2,542,948 in the prior year period. The increase in general, administrative and selling expenses was primarily due to building out the infrastructure to support the anticipated growth in sales and production capacities. Specifically, this resulted in increased salaries and commissions as a result of an increase in the Company’s sales and sales support staff, higher advertising and promotional expense and increased general and administrative expense resulting from higher legal and accounting expenses associated with recent capital raising efforts and being a public company and costs of additional support in the form of personnel and computer systems. These increased costs were partially offset by the elimination of rescission offer expenses in 2007, which were incurred in the third quarter of 2006.

For the nine months ended September 30, 2007, interest expense decreased to $163,290 compared to interest expense of $310,551 in the nine months ended September 30, 2006. Interest expense decreased in the nine months ended September 30, 2007 principally due to the pay down of the Company’s lines of credit and certain long-term debt.

The net loss attributable to common stockholders for the nine months ended September 30, 2007 was $2,734,722 compared to a net loss attributable to common stockholders of $1,387,267 for the nine months ended September 30, 2006. The net loss per share attributable to common stockholders - basic and fully diluted was $0.35 for the nine months ended September 30, 2007 and $0.26 for the nine months ended September 30, 2006.

Outlook

For the full fiscal year 2007 the Company is revising its annual sales growth guidance. The Company now expects annual sales growth of 25% to 35% over the full year 2006 compared to previously issued guidance of 20% to 40% annual sales growth.

About Reed’s, Inc.
Reed's, Inc. makes the top selling sodas in natural foods markets nationwide and is currently taking its natural food market success into the mainstream markets. Its six award winning non-alcoholic Ginger Brews are unique in the beverage industry being brewed not manufactured and use fresh ginger, spices and fruits in a brewing process that predates commercial soft drinks. In addition, the Company has acquired the top selling root beer line in natural foods, the Virgil's Root Beer product line and the top selling cola line in natural foods, the China Cola product line. Other product lines include: Reed's Ginger Juice Brews, Reed's Ginger Candies and Reed's Ginger Ice Creams. Reed’s products are sold through specialty gourmet and natural food stores, supermarket chains, retail stores and restaurants nationwide and in Canada. For more information about Reed’s, please visit the company’s website at: www.reedsgingerbrew.com or call (800) 99-REEDS.

SAFE HARBOR STATEMENT

Some potions of this press release, particularly those describing Reed’s goals and strategies, contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1993, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. While Reed’s is working to achieve those goals and strategies, actual results could differ materially from those projected in the forward-looking statements as a result of a number of factors, including difficulties in marketing its products and services, need for capital, competition from other companies and other factors, any of which could have an adverse effect on the business plans of Reed’s, its reputation in the industry or its expected financial return from operations and results of operations. In light of significant uncertainties inherent in forward-looking statements included herein, the inclusion of such statements should not be regarded as a representation by Reed’s that they will achieve such forward-looking statements.

REED’S, INC.
CONDENSED STATEMENTS OF OPERATIONS
For the Three and Nine months Ended September 30, 2007 and 2006
(Unaudited)

	Three months ended		Nine months ended
	September 30,	September 30,	September 30,	September 30,
	2007	2006	2007	2006

SALES	$3,881,328	$2,775,955	$10,366,378	$7,913,045
COST OF SALES	3,083,055	2,138,602	8,348,055	6,417,343

GROSS PROFIT	798,273	637,353	2,018,323	1,495,702

OPERATING EXPENSES
Selling	1,606,938	407,074	3,049,207	1,007,693
General and Administrative	711,785	519,045	1,611,276	1,535,255
Total Operating Expenses	2,318,723	926,119	4,660,483	2,542,948

LOSS FROM OPERATIONS	(1,520,450)	(288,766)	(2,642,160)	(1,047,246)
OTHER INCOME (EXPENSE)
Interest Income	45,898	-	98,498	-
Interest Expense	(51,407)	(112,197)	(163,290)	(310,551)
Total Other Income (Expense)	(5,509)	(112,197)	(64,792)	(310,551)

NET LOSS	(1,525,959)	(400,963)	(2,706,952)	(1,357,797)

Preferred stock dividend	--	--	(27,770)	(29,470)

Net loss attributable to common shareholders	$(1,525,959)	$(400,963)	$(2,734,722)	$(1,387,267)

LOSS PER SHARE- Available to Common Stockholders Basic and Diluted	$(0.18)	$(0.08)	$(0.35)	$(0.26)

WEIGHTED AVERAGE SHARES OUTSTANDING, BASIC AND DILUTED	8,714,050	5,335,482	7,759,425	5,269,878

REED’S, INC.
CONDENSED BALANCE SHEETS

	September 30, 2007 (Unaudited)	December 31, 2006
ASSETS
CURRENT ASSETS
Cash	$2,399,060	$1,638,917
Restricted cash	-	1,580,456
Inventory	3,292,720	1,511,230
Trade accounts receivable, net of allowance for doubtful accounts and returns and discounts of $188,000 as of September 30, 2007 and $173,253 as of December 31, 2006	1,932,118	1,183,763
Note Receivable	300,000	-
Other receivables	145,172	24,811
Prepaid Expenses	82,082	164,462
Total Current Assets	8,151,152	6,103,639

Property and equipment, net of accumulated depreciation of $807,140 as of September 30, 2007 and $663,251 as of December 31, 2006	4,197,439	1,795,163

OTHER ASSETS
Brand names	800,201	800,201
Other intangibles, net of accumulated amortization of $5,026 as of September 30, 2007 and $4,467 as of December 31, 2006	13,588	14,146
Total Other Assets	813,789	814,347

TOTAL ASSETS	$13,162,380	$8,713,149

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$2,302,684	$1,695,014
Lines of credit	-	1,355,526
Current portion of long term debt	26,537	71,860
Accrued interest	3,798	27,998
Accrued expenses	216,180	118,301
Total Current Liabilities	2,549,199	3,268,699

Long term debt, less current portion	775,574	821,362

Total Liabilities	3,324,773	4,090,061

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY
Preferred stock, $10 par value, 500,000 shares authorized, 49,121 shares outstanding at September 30, 2007 and 58,940 shares at December 31, 2006	491,212	589,402
Common stock, $.0001 par value, 11,500,000 shares authorized, 8,746,721 shares issued and outstanding at September 30, 2007 and 7,143,185 at December 31, 2006	874	714
Additional paid in capital	17,582,385	9,535,114
Accumulated deficit	(8,236,864)	(5,502,142)

Total stockholders’ equity	9,837,607	4,623,088

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$13,162,380	$8,713,149

REED’S INC.
CONDENSED STATEMENTS OF CASH FLOWS
For the nine months ended September 30, 2007 and 2006 (Unaudited)

	Nine Months Ended
CASH FLOWS FROM OPERATING ACTIVITIES	September 30, 2007	September 30, 2006
Net Loss	$(2,706,952)	$(1,357,797)
Adjustments to reconcile net loss to net cash used in operating activities:
Compensation expense from stock issuance	3,783	--
Fair value of stock options issued to employees	171,296	--
Depreciation and amortization	144,445	102,252
Changes in operating assets and liabilities:
Accounts receivable	(748,355)	(600,154)
Inventory	(1,781,490)	(335,291)
Prepaid Expenses	82,380	(420)
Other receivables	(120,361)	5,331
Accounts payable	607,670	989,310
Accrued expenses	97,879	16,966
Accrued interest	(24,200)	23,821

Net cash used in operating activities	(4,273,905)	(1,155,982)

CASH FLOWS FROM INVESTING ACTIVITIES:
Increase in Note Receivable	(300,000)	-
Purchase of property and equipment	(2,546,165)	(44,347)
Decrease in restricted cash	1,580,456	--
Net cash used in investing activities	(1,265,709)	(44,347)

CASH FLOWS FROM FINANCING ACTIVITIES:

Proceeds received from borrowings on long term debt	163,276	--
Principal payments on debt	(254,387)	(87,486)
Proceeds received on sale of common stock	9,000,000	1,002,779
Proceeds received from the exercise of warrants	165,000	--
Payments for stock offering costs	(1,418,606)	(237,287)
Net (payment) borrowing on lines of credit	(1,355,526)	571,883
Net cash provided by financing activities	6,299,757	1,249,889

NET INCREASE IN CASH	760,143	49,560
CASH — Beginning of period	1,638,917	27,744

CASH — End of period	$2,399,060	$77,304